Exhibit 107
Calculation of Filing Fee Table
Form S-8
(Form Type)
Intensity Therapeutics, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	4579(c) and 457(h)	123,500	$4.95	$611,325	$0.00014760	$90.23
Total Offering Amount					$611,325		$90.23
Total Fees Previously Paid							-
Total Fee Offsets							-
Net Fee Due							$90.23
(1)The number of shares of common stock, par value $0.0001 per share (“Common Stock”), of Intensity Therapeutics, Inc. (the “Registrant”) stated above consists of additional shares of common stock available for issuance under the Intensity Therapeutics, Inc. 2013 Stock and Option Plan (the “2013 Plan”). The maximum number of shares which may be sold upon the exercise of such options or issuance of stock-based awards granted under the 2013 Plan are subject to adjustment in accordance with certain anti-dilution and other provisions of the 2013 Plan. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions.
(2)Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act. The offering price per share and the aggregate offering price for shares reserved for future grant or issuance under the 2013 Plan are based on the average of the high and the low price of Registrant’s Common Stock as reported on The Nasdaq Capital Market as of a date (June 28, 2024) within five business days prior to filing this Registration Statement.